Exhibit 99.1

FINWISE BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

- Net Income of $6.5 Million for Fourth Quarter of 2022-

- Diluted Earnings Per Share of $0.49 for Fourth Quarter of 2022-

MURRAY, UTAH, JANUARY 25, 2023 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter and year ended December 31, 2022.

Fourth Quarter 2022 Highlights

•	Loan originations were $1.2 billion, compared to $1.5 billion for the quarter ended September 30, 2022, and $2.3 billion for the fourth quarter of the prior year

•
Net interest income was $12.6 million for the quarter ended December 31, 2022, compared to $12.5 million for the quarter ended September 30, 2022, and $15.3 million for the fourth quarter of the prior year

•	Net Income was $6.5 million, compared to $3.7 million for the quarter ended September 30, 2022, and $10.1 million for the fourth quarter of the prior year

•	Diluted earnings per share (“EPS”) were $0.49 for the quarter, compared to $0.27 for the quarter ended September 30, 2022, and $0.90 for the quarter ended December 31, 2021

•	Efficiency ratio was 45.6%, compared to 42.3% for the quarter ended September 30, 2022, and 34.3% for the fourth quarter of the prior year

•	Maintained strong returns with annualized return on average equity (ROAE) of 19.1%, compared to 11.0% in the quarter ended September 30, 2022, and 43.8% in the fourth quarter of the prior year

•	Asset quality remained solid with a non-performing loans to total loans ratio of 0.1%

“The FinWise team executed well in substantially all facets of the business during 2022, culminating the year with solid results in the fourth quarter, an outstanding accomplishment given more challenging economic conditions throughout the year,” said Kent Landvatter, Chief Executive Officer and President of FinWise. “This performance is further validation of our differentiated and diverse business model coupled with our steadfast focus on working with our strategic relationships and serving our clients. As we progress into 2023, we will continue to build on our strengths and plan to reinvest in the company so that we remain well positioned to maximize shareholder value by continuing to generate sustainable and profitable long-term growth.”

Selected Financial Data
	For the Three Months Ended			For the Years Ended
($s in thousands, except per share amounts, annualized ratios)	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
Net Income	$6,545	$3,654	$10,111	$25,115	$31,583
Diluted EPS	$0.49	$0.27	$0.90	$1.87	$3.27
Return on average assets	6.6%	3.9%	11.3%	6.4%	9.1%
Return on average equity	19.1%	11.0%	43.8%	19.6%	39.2%
Yield on loans	19.04%	18.94%	21.62%	18.52%	19.01%
Cost of deposits	1.98%	1.16%	0.75%	1.17%	1.05%
Net interest margin	14.27%	14.93%	16.62%	14.04%	15.10%
Efficiency Ratio (1)	45.6%	42.3%	34.3%	43.9%	37.0%
Tangible book value per share (2)	$10.95	$10.44	$9.04	$10.95	$9.04
Tangible shareholders’ equity to tangible assets (2)	34.9%	34.8%	30.4%	34.9%	30.4%
Leverage Ratio (Bank under CBLR)	25.1%	24.9%	17.7%	25.1%	17.7%

(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total noninterest expense divided by the sum of net interest income and noninterest income. We believe this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.

(2) This measure is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Net Income

Net income was $6.5 million for the fourth quarter of 2022, compared to $3.7 million for the third quarter of 2022, and $10.1 million for the fourth quarter of 2021. The increase from the previous quarter was primarily due to higher gain on sale, lower provision for income taxes and lower provision for loan losses as our credit quality remained solid, partially offset by an increase in non-interest expense and lower strategic program fees. Compared to the prior year period, the decline was primarily driven by a decrease in net interest income and strategic program fees, and an increase in non-interest expenses, partially offset by higher gain on sale and a lower provision for income taxes.

Net Interest Income

Net interest income rose slightly to $12.6 million for the fourth quarter of 2022, from $12.5 million for the third quarter of 2022, and down from $15.3 million for the fourth quarter of 2021. The increase from the prior quarter was primarily due to an increase in interest rates being paid on our cash balances at the Federal Reserve which was partially offset by an increase in the Bank’s deposit rates being paid to customers. The decline from the prior year period was primarily due to lower average loans held for sale balances.

Loan originations totaled $1.2 billion for the fourth quarter of 2022, down from $1.5 billion for the third quarter of 2022 and $2.3 billion for the fourth quarter of 2021.

Net interest margin for the fourth quarter of 2022 decreased to 14.27% compared to 14.93% for the third quarter of 2022 and 16.62% for the fourth quarter of 2021. The decrease from the previous quarter was primarily driven by the reduction in average balances in the loans held for sale portfolio along with the shifting of the deposit portfolio mix from lower costing deposits to higher costing demand deposits.  The net interest margin decrease from the fourth quarter of 2021 was primarily driven by lower average loans held for sale balances and an increase in higher rate deposit balances.

Provision for Loan Losses

The Company’s provision for loan losses was $3.2 million for the fourth quarter of 2022, compared to $4.5 million for the third quarter of 2022 and $2.5 million for the fourth quarter of 2021. Compared to the previous quarter, the decrease in provision for loan losses for the fourth quarter of 2022 was primarily due to a decrease in strategic program loans held for investment. Compared to the prior year period, the increase in the provision for loan losses for the fourth quarter of 2022 was primarily due to higher net charge-offs and growth of unguaranteed loans held for investment.

Non-interest Income

	For the Three Months Ended
($s in thousands)	12/31/2022	9/30/2022	12/31/2021
Noninterest income:
Strategic Program fees	$4,487	$5,136	$6,082
Gain on sale of loans	4,163	1,923	1,813
SBA loan servicing fees	547	327	356
Change in fair value on investment in BFG	430	65	864
Other miscellaneous income	148	72	14
Total noninterest income	$9,775	$7,523	$9,129

Non-interest income was $9.8 million for the fourth quarter of 2022, compared to $7.5 million for the third quarter of 2022 and $9.1 million for the fourth quarter of 2021. The increase from the previous quarter was driven primarily by an increase in gain on sale of loans recorded to establish a new Loan Trailing Fee Asset of approximately $2.3 million and an increase in fair value of the Company’s investment in Business Funding Group, LLC (“BFG”), partially offset by lower strategic program fees due to the decline in loan origination volumes. Compared to the prior year period, the increase in non-interest income was primarily due to an increase in gain on sale of loans, partially offset by lower strategic program fees resulting primarily from a decline in loan origination volumes and a decrease in the change in fair value of the Company’s investment in BFG.

Non-interest Expense

	For the Three Months Ended
($s in thousands)	12/31/2022	9/30/2022	12/31/2021
Noninterest expense:
Salaries and employee benefits	$5,805	$5,137	$6,052
Professional Services	1,609	1,701	287
Occupancy and equipment expenses	843	640	208
(Recovery) impairment of SBA servicing asset	779	(127)	800
Other operating expenses	1,184	1,118	1,024
Total noninterest expense	$10,220	$8,469	$8,371

Non-interest expense was $10.2 million for the fourth quarter of 2022, compared to $8.5 million for the third quarter of 2022 and $8.4 million for the fourth quarter of 2021. The increase from the previous quarter was primarily due to an impairment on the Company’s SBA servicing asset in the fourth quarter of 2022, which did not occur in the third quarter of 2022, higher employee head count related to developing and upgrading new and existing technology, and increased business infrastructure.  The increase compared to the fourth quarter of 2021 was primarily due to increased professional services relating primarily to an increase in consulting fees and increased depreciation from the buildout of our corporate office which was partially offset by a decrease in salaries and employee benefits.

The Company’s efficiency ratio was 45.6% for the fourth quarter of 2022 as compared to 42.3% for the third quarter of 2022 and 34.3% for the fourth quarter of 2021.

Tax Rate

The Company’s effective tax rate was approximately 27.3% for the fourth quarter of 2022, compared to 48.7% for the third quarter of 2022 and 25.3% for the fourth quarter of 2021. An immaterial error was corrected during the third quarter of 2022 and is the primary reason for the higher effective tax rate in that quarter.

Balance Sheet

The Company’s total assets were $402.2 million at December 31, 2022, an increase from $385.6 million at September 30, 2022 and $380.2 million at December 31, 2021. The increase from September 30, 2022 was primarily due to an increase in deposits utilized to fund the Company’s growth in cash and held for investment loan portfolio, partially offset by a decrease in deposits utilized to fund the Company’s held for sale loan portfolio. The increase in total assets compared to December 31, 2021 was primarily due to an increase in cash from growth in deposits to fund the Company’s held for investment loan portfolio, partially offset by a decrease in deposits utilized to fund the Company’s held for sale loan portfolio.

The following table shows the loan portfolio as of the dates indicated:

	As of
	12/31/2022		9/30/2022		12/31/2021
($s in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$145,172	55.8%	$127,455	49.6%	$142,392	53.6%
Commercial, non real estate	11,484	4.4%	12,970	5.1%	3,428	1.3%
Residential real estate	37,815	14.5%	34,501	13.4%	27,108	10.2%
Strategic Program loans	47,848	18.4%	70,290	27.4%	85,850	32.3%
Commercial real estate	12,063	4.7%	6,149	2.4%	2,436	0.9%
Consumer	5,808	2.2%	5,455	2.1%	4,574	1.7%
Total period end loans	$260,190	100.0%	$256,820	100.0%	$265,788	100.0%

Note: SBA loans as of December 31, 2022, September 30, 2022 and December 31, 2021 include $0.6 million, $0.7 million and $1.1 million in PPP loans, respectively.  SBA loans as of December 31, 2022, September 30, 2022 and December 31, 2021 include $49.5 million, $42.6 million and $75.7 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA.  The held for investment balance on Strategic Programs with annual interest rates below 36% as of December 31, 2022, September 30, 2022 and December 31, 2021 was $8.5 million, $10.2 million and $8.5 million, respectively.

Total loans receivable at December 31, 2022 increased to $260.2 million from $256.8 million at September 30, 2022 and decreased from $265.8 million at December 31, 2021. The increase in loans receivable compared to the amount at September 30, 2022 was due primarily to increases in SBA 7(a) loan balances, and commercial real estate loans, partially offset by a decrease in strategic program held for sale loans. The decrease in loans receivable compared to the amount at December 31, 2021 was due primarily to decreases in strategic program held for sale loans and SBA 7(a) loan balances that are guaranteed by the SBA, partially offset by increases in SBA 7(a) loan balances that are not guaranteed by the SBA, residential real estate loans, commercial real estate loans, and commercial non-real estate loans.

The following table shows the Company’s deposit composition as of the dates indicated:

	As of
	12/31/2022		9/30/2022		12/31/2021
($s in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$78,817	32.5%	$97,654	42.0%	$110,548	43.9%
Interest-bearing deposits:
Demand	50,746	20.8%	55,152	23.6%	5,399	2.1%
Savings	8,289	3.4%	7,252	3.1%	6,685	2.7%
Money market	10,882	4.5%	12,281	5.3%	31,076	12.3%
Time certificates of deposit	94,264	38.8%	60,499	26.0%	98,184	39.0%
Total period end deposits	$242,998	100.0%	$232,838	100.0%	$251,892	100.0%

Total deposits at December 31, 2022 increased to $243.0 million from $232.8 million at September 30, 2022, and decreased from $251.9 million at December 31, 2021. The increase from the amount at September 30, 2022 was driven primarily by an increase in time certificates of deposits, partially offset by decreases in noninterest-bearing and interest-bearing demand deposits.  The decrease from the amount at December 31, 2021 was driven primarily by decreases in noninterest-bearing demand deposits, money market deposits and time certificates of deposit, partially offset by an increase in interest-bearing demand deposits.  The increase in interest-bearing demand deposits compared to December 31, 2021, is primarily due to new HSA deposits from Lively, Inc., a technology focused Health Savings Account provider.

Total shareholders’ equity at December 31, 2022 increased $6.2 million to $140.5 million from $134.3 million at September 30, 2022. Compared to December 31, 2021, total shareholders’ equity at December 31, 2022 increased $25.1 million from $115.4 million. The increase over both prior periods was primarily due to the Company’s net income, partially offset by the repurchase of common stock under the Company’s share repurchase program.

Bank Regulatory Capital Ratios

The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of			2022	2021
Capital Ratios	12/31/2022	9/30/2022	12/31/2021	Well- Capitalized Requirement	Well- Capitalized Requirement
Leverage Ratio	25.1%	24.9%	17.7%	9.0%	8.5%

The Bank’s capital levels remain significantly above well-capitalized guidelines as of the end of the fourth quarter of 2022.

Share Repurchase Program

On August 18, 2022, the Company’s Board of Directors authorized a share repurchase program pursuant to which the Company may repurchase up to 5% of outstanding common stock as of August 16, 2022, or 644,241 shares of the Company’s common stock, through August 31, 2024. As of December 31, 2022, the Company has repurchased a total of 120,000 shares for a total of $1.1 million.

Asset Quality
Nonperforming loans were $0.4 million or 0.1% of total loans receivable at December 31, 2022, compared to $0.7 million or 0.2% of total loans receivable at December 31, 2021.  The Company did not have any nonperforming loans as of September 30, 2022.  As noted above, the provision for loan losses was $3.2 million for the fourth quarter of 2022, compared to $4.5 million for the third quarter of 2022 and $2.5 million for the fourth quarter of 2021. The Company’s allowance for loan losses to total loans was 4.6% at December 31, 2022 compared to 4.7% at September 30, 2022 and 3.7% at December 31, 2021.

For the fourth quarter of 2022, the Company’s net charge-offs were $3.2 million, compared to $3.1 million for the third quarter of 2022 and $2.3 million for the fourth quarter of 2021.  The increase in net charge-offs compared to the third quarter of 2022 was primarily driven by higher net charge-offs related to retained strategic programs.  The increase in net charge-offs compared to the fourth quarter of 2021 was primarily driven by some normalization of credit losses to pre-pandemic market conditions and growth in the unguaranteed loans held for investment balances.

The following table presents a summary of changes in the allowance for loan losses and asset quality ratios for the periods indicated:

	For the Three Months Ended
($s in thousands)	12/31/2022	9/30/2022	12/31/2021
Allowance for Loan and Lease Losses:
Beginning Balance	$11,968	$10,602	$9,640
Provision	3,202	4,457	2,503
Charge offs
SBA	—	(259)	(99)
Commercial, non real estate	—	—	—
Residential real estate	—	—	—
Strategic Program loans	(3,440)	(3,070)	(2,380)
Commercial real estate	—	—	—
Consumer	(62)	(4)	(1)
Recoveries
SBA	9	9	5
Commercial, non real estate	—	—	11
Residential real estate	—	—	—
Strategic Program loans	244	233	176
Commercial real estate	—	—	—
Consumer	64	—	—
Ending Balance	$11,985	$11,968	$9,855

Asset Quality Ratios	As of and For the Three Months Ended
($s in thousands, annualized ratios)	12/31/2022	9/30/2022	12/31/2021
Nonperforming loans	$356	$—	$657
Nonperforming loans to total loans	0.1%	0.0%	0.2%
Net charge offs to average loans	4.9%	4.7%	3.2%
Allowance for loan losses to loans held for investment	5.1%	5.6%	4.8%
Allowance for loan losses to total loans	4.6%	4.7%	3.7%
Net charge offs	$3,185	$3,091	$2,288

Webcast and Conference Call Information

FinWise will host a conference call today at 5:30 PM ET to discuss its financial results for the fourth quarter of 2022. A simultaneous audio webcast of the conference call will be available on the Company’s investor relations section of the website at https://services.choruscall.com/mediaframe/webcast.html?webcastid=RWKUafDT.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available on the Company’s website at https://finwisebank.gcs-web.com for six months following the call.

Website Information
The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp

FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah. FinWise operates through its wholly-owned subsidiary, FinWise Bank, a Utah state-chartered non-member bank. FinWise currently operates one full-service banking location in Sandy, Utah. FinWise is a nationwide lender to and takes deposits from consumers and small businesses. Learn more at www.finwisebancorp.com.

Contacts

investors@finwisebank.com

media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) the success of the financial technology industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry; (b) the ability of the Company’s Strategic Program service providers to comply with regulatory regimes, including laws and regulations applicable to consumer credit transactions, and the Company’s ability to adequately oversee and monitor its Strategic Program service providers; (c) the Company’s ability to maintain and grow its relationships with its Strategic Program service providers; (d) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including the application of interest rate caps or maximums; (e) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (f) conditions relating to the Covid-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in the Company’s market areas, and the response of governmental authorities to the Covid-19 pandemic and the Company’s participation in Covid-19-related government programs such as the Paycheck Protection Program; (g) system failure or cybersecurity breaches of the Company’s network security; (h) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (i) general economic conditions, either nationally or in the Company’s market areas (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation), that impact the financial services industry and/or the Company’s business; (j) increased competition in the financial services industry, particularly from regional and national institutions and other companies that offer banking services; (k) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (l) the adequacy of the Company’s risk management framework; (m) the adequacy of the Company’s allowance for loan losses (“ALL”); (n) the financial soundness of other financial institutions; (o) new lines of business or new products and services; (p) changes in Small Business Administration (“SBA”) rules, regulations and loan products, including specifically the Section 7(a) program, changes in SBA standard operating procedures or changes to the status of the Bank as an SBA Preferred Lender; (q) changes in the value of collateral securing the Company’s loans; (r) possible increases in the Company’s levels of nonperforming assets; (s) potential losses from loan defaults and nonperformance on loans; (t) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (u) the inability of small- and medium-sized businesses to whom the Company lends to weather adverse business conditions and repay loans; (v) the Company’s ability to implement aspects of its growth strategy and to sustain its historic rate of growth; (w) the Company’s ability to continue to originate, sell and retain loans, including through its Strategic Programs; (x) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (y) the Company’s ability to attract additional merchants and retain and grow its existing merchant relationships; (z) interest rate risk associated with the Company’s business, including sensitivity of its interest earning assets and interest bearing liabilities to interest rates, and the impact to its earnings from changes in interest rates; (aa) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (bb) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (cc) the Company’s dependence on its management team and changes in management composition; (dd) the sufficiency of the Company’s capital, including sources of capital and the extent to which it may be required to raise additional capital to meet its goals; (ee) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, capital requirements, the Bank Secrecy Act, anti-money laundering laws, predatory lending laws, and other statutes and regulations; (ff) the Company’s ability to maintain a strong core deposit base or other low-cost funding sources; (gg) results of examinations of the Company by its regulators, including the possibility that its regulators may, among other things, require the Company to increase its ALL or to write-down assets; (hh) the Company’s involvement from time to time in legal proceedings, examinations and remedial actions by regulators; (ii) further government intervention in the U.S. financial system; (jj) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (kk) future equity and debt issuances; and (ll) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent reports on Form 10-Q and Form 8-K.

The timing and amount of purchases under the Company’s share repurchase program will be determined by management based upon market conditions and other factors.  Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company’s discretion and without notice.

Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($s in thousands)

	As of
	12/31/2022	9/30/2022	12/31/2021
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents
Cash and due from banks	$386	$410	$411
Interest-bearing deposits	100,181	92,053	85,343
Total cash and cash equivalents	100,567	92,463	85,754
Investment securities held-to-maturity, at cost	14,292	13,925	11,423
Investment in Federal Home Loan Bank (FHLB) stock, at cost	449	449	378
Strategic Program loans held-for-sale, at lower of cost or fair value	23,589	43,606	60,748
Loans receivable, net	224,217	200,485	198,102
Premises and equipment, net	9,478	6,830	3,285
Accrued interest receivable	1,818	1,672	1,548
Deferred taxes, net	1,167	2,164	1,823
SBA servicing asset, net	5,210	5,269	3,938
Investment in Business Funding Group (BFG), at fair value	4,800	4,500	5,900
Operating lease right-of-use (“ROU”) assets	6,470	6,691	—
Other assets	10,152	7,515	7,315
Total assets	$402,209	$385,569	$380,214

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$78,817	$97,654	$110,548
Interest-bearing	164,181	135,184	141,344
Total deposits	242,998	232,838	251,892
Accrued interest payable	54	30	48
Income taxes payable, net	1,077	1,066	233
PPP Liquidity Facility	314	345	1,050
Operating lease liabilities	8,449	7,249	—
Other liabilities	8,858	9,756	11,549
Total liabilities	261,750	251,284	264,772

Shareholders’ equity
Common Stock	13	13	13
Additional paid-in-capital	54,614	55,113	54,836
Retained earnings	85,832	79,159	60,593
Total shareholders’ equity	140,459	134,285	115,442
Total liabilities and shareholders’ equity	$402,209	$385,569	$380,214

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts; Unaudited)

	For the Three Months Ended
	12/31/2022	9/30/2022	12/31/2021

Interest income
Interest and fees on loans	$12,440	$12,481	$15,500
Interest on securities	73	52	28
Other interest income	757	290	25
Total interest income	13,270	12,823	15,553

Interest expense
Interest on deposits	624	303	279
Interest on PPP Liquidity Facility	—	1	2
Total interest expense	624	304	281
Net interest income	12,646	12,519	15,272

Provision for loan losses	3,202	4,457	2,503
Net interest income after provision for loan losses	9,444	8,062	12,769

Non-interest income
Strategic Program fees	4,487	5,136	6,082
Gain on sale of loans, net	4,163	1,923	1,813
SBA loan servicing fees	547	327	356
Change in fair value on investment in BFG	430	65	864
Other miscellaneous income	148	72	14
Total non-interest income	9,775	7,523	9,129

Non-interest expense
Salaries and employee benefits	5,805	5,137	6,052
Professional services	1,609	1,701	287
Occupancy and equipment expenses	843	640	208
(Recovery) impairment of SBA servicing asset	779	(127)	800
Other operating expenses	1,184	1,118	1,024
Total non-interest expense	10,220	8,469	8,371
Income before income tax expense	8,999	7,116	13,527

Provision for income taxes	2,454	3,462	3,416
Net income	$6,545	$3,654	10,111

Earnings per share, basic	$0.51	$0.28	$0.95
Earnings per share, diluted	$0.49	$0.27	$0.90

Weighted average shares outstanding, basic	12,740,933	12,784,298	10,169,005
Weighted average shares outstanding, diluted	13,218,403	13,324,059	10,818,984
Shares outstanding at end of period	12,831,345	12,864,821	12,772,010

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts)
	For the Years Ended
	12/31/2022	12/31/2021
	(Unaudited)
Interest income
Interest and fees on loans	$50,941	$49,135
Interest on securities	208	47
Other interest income	1,180	61
Total interest income	52,329	49,243

Interest expense
Interest on deposits	1,432	1,138
Interest on PPP Liquidity Facility	2	127
Total interest expense	1,434	1,265
Net interest income	50,895	47,978

Provision for loan losses	13,519	8,039
Net interest income after provision for loan losses	37,376	39,939

Non-interest income
Strategic Program fees	22,467	17,959
Gain on sale of loans, net	13,550	9,689
SBA loan servicing fees	1,603	1,156
Change in fair value on investment in BFG	(478)	2,991
Other miscellaneous income	269	49
Total non-interest income	37,411	31,844

Non-interest expense
Salaries and employee benefits	24,489	22,365
Professional services	5,454	1,049
Occupancy and equipment expenses	2,204	810
(Recovery) impairment of SBA servicing asset	1,728	800
Other operating expenses	4,881	4,487
Total non-interest expense	38,756	29,511
Income before income tax expense	36,031	42,272

Provision for income taxes	10,916	10,689
Net income	$25,115	$31,583

Earnings per share, basic	$1.96	$3.44
Earnings per share, diluted	$1.87	$3.27

Weighted average shares outstanding, basic	12,729,898	8,669,724
Weighted average shares outstanding, diluted	13,357,022	9,108,163
Shares outstanding at end of period	12,831,345	12,772,010

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($s in thousands; Unaudited)

	For the Three Months Ended			For the Three Months Ended			For the Three Months Ended
	12/31/2022			9/30/2022			12/31/2021

	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks	$78,619	$757	3.85%	$59,337	$290	1.95%	$72,746	$25	0.14%
Investment securities	14,414	73	2.03%	12,418	52	1.67%	8,078	28	1.39%
Loans held for sale	43,751	3,990	36.48%	50,516	4,533	35.89%	87,156	7,553	34.66%
Loans held for investment	217,619	8,450	15.53%	213,080	7,948	14.92%	199,609	7,947	15.93%
Total interest earning assets	354,403	13,270	14.98%	335,351	12,823	15.30%	367,589	15,553	16.92%
Less: ALL	(11,683)			(10,768)			(9,450
Non-interest earning assets	32,891			32,626			24,379
Total assets	$375,611			$357,209			$382,518

Interest bearing liabilities:
Demand	$44,115	$375	3.40%	$11,857	$113	3.81%	$$7,411	$15	0.81%
Savings	7,605	5	0.26%	7,514	1	0.05%	7,573	1	0.05%
Money market accounts	15,109	45	1.19%	20,615	29	0.56%	28,859	21	0.28%
Certificates of deposit	59,273	199	1.34%	64,789	160	0.99%	104,134	242	0.93%
Total deposits	126,102	624	1.98%	104,775	303	1.16%	147,977	279	0.75%

Other borrowings	330	—	0.35%	360	1	0.35%	1,437	2	0.63%
Total interest bearing liabilities	126,432	624	1.97%	105,135	304	1.16%	149,414	281	0.75%

Non-interest bearing deposits	96,581			102,575			127,590
Non-interest bearing liabilities	17,164			17,542			16,315
Shareholders’ equity	135,434			131,957			89,199
Total liabilities and shareholders’ equity	$375,611			$357,209			$382,518

Net interest income and interest rate spread		$12,646	13.01%		$12,519	14.14%		$15,272	16.17%
Net interest margin			14.27%			14.93%			16.62%
Ratio of average interest-earning assets to average interest- bearing liabilities			280.31%			318.97%			246.02%

Note: Average PPP loans for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021 were $0.6 million, $0.7 million and $1.5 million, respectively.

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($s in thousands)

	For the Year Ended			For the Year Ended
	12/31/2022			12/31/2021
	(Unaudited)
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:

Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks	$74,920	$1,180	1.58%	$55,960	$61	0.11%
Investment securities	12,491	208	1.67%	3,298	47	1.43%
Loans held for sale	65,737	21,237	32.31%	59,524	22,461	37.73%
Loans held for investment	209,352	29,704	14.19%	198,992	26,674	13.40%
Total interest earning assets	362,500	52,329	14.44%	317,774	49,243	15.50%
Less: ALL	(10,816)			(7,548)
Non-interest earning assets	30,141			17,002
Total assets	$381,825			$327,228

Interest bearing liabilities:
Demand	$17,564	$531	3.02%	$6,060	$53	0.87%
Savings	7,310	7	0.10%	7,897	10	0.13%
Money market accounts	26,054	116	0.45%	21,964	75	0.34%
Certificates of deposit	71,661	778	1.09%	72,311	1,000	1.38%
Total deposits	122,589	1,432	1.17%	108,232	1,138	1.05%

Other borrowings	566	2	0.35%	36,363	127	0.35%
Total interest bearing liabilities	123,155	1,434	1.16%	144,595	1,265	0.87%

Non-interest bearing deposits	114,174			107,481
Non-interest bearing liabilities	15,781			11,392
Shareholders’ equity	128,715			63,760
Total liabilities and shareholders’ equity	$381,825			$327,228

Net interest income and interest rate spread		$50,895	13.28%		$47,978	14.63%
Net interest margin			14.04%			15.10%
Ratio of average interest-earning assets to average interest- bearing liabilities			294.34%			219.77%

Note: Average PPP loans for the years ended December 31, 2022 and December 31, 2021 were $0.8 million and $36.6 million, respectively.

FINWISE BANCORP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
($s in thousands, except per share amounts; Unaudited)
	As of and for the Three Months Ended
	12/31/2022	9/30/2022	12/31/2021

Selected Loan Metrics
Amount of loans originated	$1,219,851	$1,506,100	$2,304,234
Selected Income Statement Data
Interest income	$13,270	$12,823	$15,553
Interest expense	624	304	281
Net interest income	12,646	12,519	15,272
Provision for loan losses	3,202	4,457	2,503
Net interest income after provision for loan losses	9,444	8,062	12,769
Non-interest income	9,775	7,523	9,129
Non-interest expense	10,220	8,469	8,371
Provision for income taxes	2,454	3,462	3,416
Net income	6,545	3,654	10,111
Selected Balance Sheet Data
Total Assets	$402,209	$385,569	$380,214
Cash and cash equivalents	100,567	92,463	85,754
Investment securities held-to-maturity, at cost	14,292	13,925	11,423
Loans receivable, net	224,217	200,485	198,102
Strategic Program loans held-for-sale, at lower of cost or fair value	23,589	43,606	60,748
SBA servicing asset, net	5,210	5,269	3,938
Investment in Business Funding Group, at fair value	4,800	4,500	5,900
Deposits	242,998	232,838	251,892
PPP Liquidity Facility	314	345	1,050
Total shareholders' equity	140,459	134,285	115,442
Tangible shareholders’ equity (1)	140,459	134,285	115,442
Share and Per Share Data
Earnings per share - basic	$0.51	$0.28	$0.95
Earnings per share - diluted	$0.49	$0.27	$0.90
Book value per share	$10.95	$10.44	$9.04
Tangible book value per share (1)	$10.95	$10.44	$9.04
Weighted avg outstanding shares - basic	12,740,933	12,784,298	10,169,005
Weighted avg outstanding shares - diluted	13,218,403	13,324,059	10,818,984
Shares outstanding at end of period	12,831,345	12,864,821	12,772,010
Asset Quality Ratios
Nonperforming loans to total loans	0.1%	0.0%	0.2%
Net charge offs to average loans	4.9%	4.7%	3.2%
Allowance for loan losses to loans held for investment	5.1%	5.6%	4.8%
Allowance for loan losses to total loans	4.6%	4.7%	3.7%
Capital Ratios
Total shareholders' equity to total assets	34.9%	34.8%	30.4%
Tangible shareholders’ equity to tangible assets (1)	34.9%	34.8%	30.4%
Leverage Ratio (Bank under CBLR)	25.1%	24.9%	17.7%

(1)
This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Reconciliation of Non-GAAP to GAAP Financial Measures

Efficiency ratio	For the Three Months Ended
	12/31/2022	9/30/2022	12/31/2021
($s in thousands)
Non-interest expense	$10,220	$8,469	$8,371
Net interest income	12,646	12,519	15,272
Total non-interest income	9,775	7,523	9,129
Adjusted operating revenue	$22,421	$20,042	$24,401
Efficiency ratio	45.6%	42.3%	34.3%